Exhibit (a)

Rule 17j-1 Code of Ethics

for

AARP Funds

AARP Portfolios

(Effective December 30, 2005)

This Code of Ethics has been adopted by the Board of the Trusts in accordance with Rule 17j-1 under the 1940 Act.1 Terms that are capitalized in this Code of Ethics are defined in Section 8 below.

This Code of Ethics is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Trusts do not intentionally use that information for their personal benefit and to the detriment of the Trusts. It is not the intention of this Code of Ethics to prohibit personal securities activities by Access Persons.

Separate Codes of Ethics that comply with both Rule 17j-1 under the 1940 Act and, as appropriate, Rule 204A-1 under the Advisers Act govern the Trusts’ investment adviser, investment sub-adviser and principal underwriter. This Code of Ethics contains several carve outs from its requirements for Access Persons and/or Investment Persons of the Trusts who are also access persons and/or investment persons of those service providers.

1.	GENERAL PRINCIPLES

Rule 17j-1(b) makes it unlawful for any affiliated person of or principal underwriter for a Trust, or any affiliated person of an investment adviser or principal underwriter for a Trust (which includes their officers, directors, employees and associated persons), in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Trust, to:

(A)	Employ any device, scheme or artifice to defraud the Trust;

(B)	Make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Trust; or

(D)	Engage in any manipulative practice with respect to the Trust.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Trusts and their shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Trusts and their shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Trusts and their shareholders.

[1]	Each of the Trusts is registered as an open-end, management investment company with the U.S. Securities and Exchange Commission under the 1940 Act.

2.	SUBSTANTIVE RESTRICTIONS

The following substantive restrictions are imposed on personal trading activities:

(A)	Investments in Initial Public Offerings and Limited Offerings.[2] Investment Personnel are generally prohibited from participating in IPOs and Limited Offerings. However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains written approval from the Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The Chief Compliance Officer may approve the participation of an Investment Person in an IPO or Limited Offering if he or she determines that it is clear that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Person will not create a material conflict with the Trusts. A record of any decision to permit investment by an Investment Person in an IPO, including the reasons for the decision, shall be kept in accordance with the requirements of Section 6, below.

(B)	Disgorgement. Any profits derived from securities transactions in violation of paragraph (A) shall be forfeited and paid to the appropriate Trust(s) for the benefit of its shareholders.

3.	REPORTING REQUIREMENTS

To enable each Trust to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code of Ethics are being observed by its Access Persons, the following reporting requirements apply, except as noted in sub-section (D) below.3

(A)	Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall disclose in writing, in a form acceptable to the Chief Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

[2]	Any Investment Personnel of a Fund otherwise subject to a code of ethics compliant with Rule 17j-1 adopted by the Advisers or a principal underwriter of the Fund need not comply with this provision of the Code.

[3]	Any report required to be submitted pursuant to this Section 3 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the securities to which the report relates. Reports under this Code of Ethics shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

(3)	The date the report is submitted by the Access Person.

(B)	Quarterly Transaction Report. Each Access Person shall report in writing to the Chief Compliance Officer within 30 days of the end of each calendar quarter in a form acceptable to the Chief Compliance Officer:

(1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(C)	Annual Holdings Report. Each Access Person shall report annually, no later than January 31 of each year, the following information, which must be current as of December 31 of the prior calendar year:

(1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)	A person need not submit reports pursuant to this Section 2 with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)	Any Access Person of a Trust who is also an “access person” of the Trusts’ investment adviser, investment sub-adviser or principal underwriter (as that term is defined in Rule 17j-1) need not submit reports pursuant to this Section 3 provided that such person is otherwise subject to a code of ethics compliant with the terms of Rule 17j-1 adopted by the investment adviser, investment sub-adviser or principal underwriter of the Trust, as applicable.

(4)	A trustee of a Trusts who is not an “interested person” of the Trusts (as defined in Section 2(a)(19) of the 1940 Act), and who would be required to make a report solely by reason of being a trustee of the Trusts, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and

(ii)	A Quarterly Transaction Report unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trusts, should have known that, during the 15-day period immediately preceding or after the trustee’s transaction in a Covered Security, a Trust purchased or sold such Covered Security or a Trust considered purchasing or selling the Covered Security.

(5)	An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trusts with respect to the Access Person provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

4.	COMPLIANCE PROCEDURES

(A)	Notification to Access Persons: The Chief Compliance Officer shall notify each Access Person that he or she is subject to this reporting requirement, of his or her classification as “Access Person” and/or “Investment Person” under this Code of Ethics, and shall deliver a copy of this Code of Ethics to each Access Person.

(B)	Review of Reports. The Chief Compliance Officer shall review any reports received pursuant to this Code of Ethics within 30 days of their submission.

5.	REPORT TO THE BOARDS

The Trusts’ Chief Compliance Officer shall report to the Board at each meeting regarding the following matters not previously reported:

(A)	Issues arising under the Code of Ethics, including but not limited to material violations of the Code of Ethics, violations that are material in the aggregate, and any sanctions imposed.

(B)	With respect to any transaction not required to be reported to the Board by the operation of sub-section (A) above that the Trusts’ Chief Compliance Officer believes nonetheless may evidence violation of this Code of Ethics.

The Boards shall consider reports made hereunder and upon discovering that a violation of this Code of Ethics has occurred, the Boards may impose such sanctions, in addition to any disgorgement required pursuant to Section 2(B) hereof, as they deem appropriate, including, among other things, a letter of sanction, suspension, or termination of the employment of the violator.

The Trusts’ Chief Compliance Officer shall report to the Board on an annual basis concerning existing personal investing procedures, violations during the prior year and any recommended changes in existing restrictions or procedures.

The Board shall review the Code of Ethics and the operation of these policies at least once a year.

6.	RECORDKEEPING

The Trusts shall maintain the following records at their principal offices as follows:

(A)	This Code of Ethics and any related procedures, and any Code of Ethics that has been in effect during the past five years shall be maintained in an easily accessible place;

(B)	A record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(C)	A copy of each report under this Code of Ethics by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section 3, to be maintained in an easily accessible place;

(E)	A copy of each report by the Trusts’ Chief Compliance Officer to the Boards, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(F)	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

7.	APPROVAL REQUIREMENTS

This Code of Ethics and any material changes must be approved by the Board. Before initially retaining any investment adviser, sub-adviser or principal underwriter for a Trust, the Trust’s Board must approve the Code of Ethics of the relevant entity (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that Code of Ethics within six months after the adoption of the change. Each such approval must be based on a determination that the Code of Ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving a Code of Ethics or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable Code of Ethics.

8.	DEFINITIONS

(A)	1933 Act is the Securities Act of 1933, as amended.

(B)	1934 Act is the Securities Exchange Act of 1934, as amended.

(C)	1940 Act is the Investment Company Act of 1940, as amended.

(D)	Access Person includes:

(1)	Any directors and officers of a Trust;

(2)	Each employee (if any) of a Trust (or of any company in a Control relationship with a Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(3)	Any natural person in a Control relationship to a Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

A list of each Trust’s Access Persons will be maintained by the Trust’s Chief Compliance Officer.

(E)	Advisers Act is the Investment Advisers Act of 1940, as amended.

(F)	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation, including a dividend reinvestment plan.

(G)	Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (b) a trust, estate, or other account in which he/ she has a present or future interest in the income, principal or right to obtain title to the securities; or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

(H)	Board means the Board of Trustees of the Trusts.

(I)	Chief Compliance Officer means the person or persons designated by the Board to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

(J)	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(K)	Covered Security means any “security” as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security),[4] but excluding:

(1)	Direct obligations of the U.S. Government,

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and

(3)	Shares of open-end investment companies registered under the 1940 Act (other than exchange traded funds) that are not advised by one of the Service Providers.

A purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. Exchange traded funds, whether registered as open-end investment companies or unit investment trusts, are deemed covered securities.

(L)	Initial Public Offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(M)	Investment Personnel or Investment Person means:

(1)	Any employee of the Trust or its investment adviser or investment sub-adviser (or of any company in a control relationship to the Trust or its investment adviser or investment sub-adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or

(2)	Any natural person who controls the Trust or its investment adviser or investment sub-adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

[4]	“Security” as defined in Section 2(a)(36) of the 1940 Act includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Security also includes shares of closed-end investment companies, shares of exchange traded funds, various derivative instruments, limited partnership interests and private placement of common or preferred stocks or debt instruments.

(N)	Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

(O)	Security Held or to be Acquired by a Trust means:

(1)	Any Covered Security that within the most recent 15 days is or has been held by a Trust or is being considered by a Trust or its Service Provider for purchase by the Trust; or

(2)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

(P)	Trust or Trusts means AARP Funds and/or AARP Portfolios, as appropriate.